Exhibit r

Capitala Finance Corp.

Capitala Investment Advisors, LLC

Capitala Private Advisors, LLC

code of ethics

1.1	Purpose

The Firm and the BDC have and will continue to uphold a high level of business ethics and personal integrity in all types of transactions and interactions. Accordingly, the Firm and the BDC have adopted this Code of Ethics pursuant to Advisers Act Rule 204A-1 and Investment Company Act Rule 17j-1. This Code of Ethics is intended to (i) set forth standards of ethical and legal behavior required of the Employees (as defined below); (ii) emphasize the Firm’s commitment to ethics and compliance with the law, including Securities Laws and the SBIC Act; (iii) provide reporting mechanisms for known or suspected ethical or legal violations; and (iv) assist in preventing and detecting wrongdoing.

Additionally, it is the policy of the Firm and of the BDC that no Employee shall, in connection with the purchase or sale, directly or indirectly, by such person of any security held or to be acquired by a Client account managed by the Firm:

(1) Employ any device, scheme or artifice to defraud the BDC;

(2) Make to the BDC any untrue statement of a material fact or omit to state to the BDC a material fact necessary in order to make the statement made, in light of the circumstances under which it is made, not misleading;

(3) Engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the BDC; or

(4) Engage in any manipulative practice with respect to the BDC.

This Code of Ethics also specifically addresses insider trading and the reporting by Employees of certain personal securities holdings and transactions. Given the potential liability to which the Firm and its directors and officers may be subject to under the federal securities laws, it is critical that all Employees thoroughly familiarize themselves with the Code of Ethics.

For purposes of this Code of Ethics, the term “Employee” shall mean the Firm’s (i) Access Persons, as defined in Investment Advisers Act Rule 204A-1, (ii) Access Persons, as defined in Investment Company Act 17j-1, (iii) supervised persons, as defined in Advisers Act Section 202(a)(25), and (iv) all other employees of the Firm not otherwise covered by (i)-(iii) herein.

Notwithstanding the foregoing, the term “Employee” shall not include any director of a BDC managed by the Firm, who is not an “interested person” of the BDC within the meaning of Section 2(a)(19) of the Investment Company Act, for purposes of Sections 2.6 and 2.7 of this Code of Ethics, unless such person otherwise is a supervised person of the Firm. Furthermore, Section 2.4 of this Code of Ethics shall not apply to each director of a BDC who is not an “interested person” of the BDC within the meaning of Section 2(a)(19) of the Investment Company Act, and who would be required to make a personal securities transaction report solely by reason of being a BDC director, except that such director shall be required to make a quarterly transaction report pursuant to Section 2.4.1 if the director knew or, in the ordinary course of fulfilling his or her official duties as a BDC director should have known that during the 15-day period immediately before or after the director's transaction in a Reportable Security, the BDC purchased or sold the Reportable Security, or the BDC or the Firm considered purchasing or selling the Reportable Security.

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1.2	Standards of Business Conduct

The Firm is committed to adhering to the highest ethical and professional standards and to acting with integrity and in the best interests of its Clients. As such, this Manual and this Code of Ethics, in particular, are based on the principle that the Employees of the Firm will:

•	place the interests of the Firm’s Clients before personal interests;

•	conduct their affairs consistently with the standards and requirements set forth herein and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an employee’s position of trust and responsibility; and

•	adhere to the fundamental standard that the Firm’s personnel should not take advantage of their positions of trust and responsibility to their personal benefit.

The following standards of business conduct are not exclusive, but are illustrative of the standards to which the Firm strives to attain.

(1)	No Access Person shall engage, directly or indirectly, in any business transaction or arrangement for personal profit that is inconsistent with the best interests of the Company or its shareholders or clients, as applicable; nor shall he or she make use of any confidential information gained by reason of his or her employment by or affiliation with the Company or affiliates thereof in order to derive a personal profit for himself or herself or for any Beneficial Interest, in violation of the fiduciary duty owed to the Company or its shareholders or clients, as applicable.

(2)	Any Access Person recommending or authorizing the purchase or sale of a Covered Security by the Company or its advisory clients shall, at the time of such recommendation or authorization, disclose any Beneficial Interest in, or Beneficial Ownership of, such Covered Security or the issuer thereof.

(3)	No Access Person shall dispense any information concerning securities holdings or securities transactions of the Company or its advisory clients to anyone outside the Company, without obtaining prior written approval from the Designated Officer, or such person or persons as these individuals may designate to act on their behalf. Notwithstanding the preceding sentence, such Access Person may dispense such information without obtaining prior written approval:

(a)	when there is a public report containing the same information;

(b)	when such information is dispensed in accordance with compliance procedures established to prevent conflicts of interest between the Company and its affiliates;

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(c)	when such information is reported to directors of the Company; or

(d)	in the ordinary course of his or her duties on behalf of the Company.

(4)	All personal securities transactions should be conducted consistent with this Code and in such a manner as to avoid actual or potential conflicts of interest, the appearance of a conflict of interest, or any abuse of an individual’s position of trust and responsibility within the Company.

1.2.1	Fair Dealing

Employees shall behave honestly and ethically at all times and with all people. They shall act in good faith, with due care, and shall engage only in fair and open competition, by treating ethically colleagues, competitors and third-parties. Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies is prohibited. No Employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or other unfair practices.

1.2.2	Conflicts of Interest

1.2.2.1	Generally

A conflict of interest exists when a person’s private interests interferes in any way with the interests of the Firm. A conflict can arise when an Employee takes actions or has interests that may make it difficult to perform his or her work for the Firm objectively and effectively. Conflicts of interest may also arise when an Employee, or a member of his or her family, receives improper personal benefits as a result of his or her position at the Firm. Loans to, or guarantees of obligations of, Employees and their family members may create conflicts of interest. It is almost always a conflict of interest for an Employee to work simultaneously for the Firm and for a competitor, a Portfolio Company or one of the Firm’s sources of financing.

All Employees shall disclose any material transactions or relationships that reasonably could be expected to give rise to a conflict to the CCO promptly upon becoming aware of such conflict. Such relationships include, among others serving on the board of a charity or non-profit organization or being a member of an investment committee. No action may be taken with respect to such transaction or party unless and until such action has been approved by the CCO. Additionally, the CCO must approve activities that involve teaching assignments, lectures or business-related speaking engagements, consulting engagements, publication of articles or radio or television appearances.

Conflicts of interest may not always be clear-cut, so if you have a question, you should immediately consult with the CCO.

1.2.2.2	Personal Conflicts of Interest

Each Employee should strive to avoid all situations that present or could reasonably be expected to present a conflict between his or her personal interests and those of the Firm (including the Clients). Conflicts of interest may arise when:

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•	An Employee’s position or responsibilities with the Firm give that person the opportunity to obtain financial gain beyond his or her normal compensation;

•	An Employee’s personal or family loyalties or interests are inconsistent with, or appear to be inconsistent with, the best interests of the Firm and its investors or clients;

•	An Employee takes actions or has interests, either within or outside the scope of such person’s employment or service with the Firm, that make it difficult to perform his or her responsibilities and duties to the Firm and the Clients and their investors objectively and effectively; or

•	An Employee has an opportunity and an incentive to favor the interests of one investor or Client over another.

The following is a non-exhaustive list of situations where a conflict of interest may arise and which are therefore prohibited unless specifically approved by the CCO and the CEO:

•	Working for any competitor of the Firm or providing business services to any third party that are substantially similar to the services provided by the Employee to the Firm and the Clients;

•	Serving as a director, trustee, officer or employee of, or consultant for, or in any other similar capacity with, any client of the Firm, any investor in a Client, or any Portfolio Company, regardless of whether such service is compensated, unless such service is within the scope of employment or service with the Firm;

•	Acting as a broker, finder or other intermediary for the benefit of a third party in transactions involving the Firm, any Client or its investors, or any Portfolio Company, unless such service is within the scope of employment or service with the Firm;

•	Using confidential or proprietary information about the Firm or any of its investors, the Clients, or any Portfolio Company, or any other business partner for the personal gain of a third party, the Employee’s personal gain, or the gain of a member of such Employee’s relatives or affiliates;

•	Having, or a member of the Employee’s family having, an interest in a transaction in which the Firm, one of the Clients or one of its investors is involved; and

•	Holding, or a member of the Employee’s family holding, any ownership interest in any entity that is a competitor of the Firm, or in any Client or any of its investors, or in any Portfolio Company, except that an Employee and his or her family members may hold common shares in any publicly traded entity.

1.2.2.3	Conflicts Among Client Interests

In addition to the conflicts of interest directly involving Employees set forth above, actual or potential conflicts of interest also may arise in the following situations, among others, in connection with the formation and management of the Clients:

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•	When allocating investments, time and resources among Clients;

•	When providing services to the Clients or to Portfolio Companies for which the Firm will be compensated when such fees are not offset against management fees;

•	When offering or allocating co-investment opportunities to investors in the Client;

•	When selecting investors to sit on the advisory committee of a Client; and

•	When valuing assets held by Clients and calculating carried interest payable by a Client.

When conflicts arise between Clients, the Firm will seek to mitigate the conflict, and in doing so, it may consider many factors, including the interests of each Client with respect to the immediate issue and/or with respect to the longer term course of dealing among the Clients. Except as may be specified in any relevant Client Agreements, the Firm’s determinations as to which factors are relevant to the resolution of all conflict of interest, and the resolution of such conflicts, will be made in the Firm’s discretion.

The following policies are designed to assuage conflicts of interest among Clients:

•	A Client will not make any investment, or take any material action with respect to any investment, unless the Firm believes that such investment or action is an appropriate investment or action considered solely from the viewpoint of such entity.

•	Capitala and the other entities comprising the Firm will abide by the provisions of the relevant Client Agreements, which include set procedures, restrictions or other provisions addressing many important conflicts of interest.

•	As required by the relevant Client Agreements, but also in additional situations where the Firm in its discretion determines it would be useful, the Firm will consult with the advisory committee for the relevant entity on conflicts of interest. The members of the Client advisory committees are not affiliated with the Firm other than by being investors or representatives of investors in the Clients and play an important role in resolving conflicts of interest by approving or disapproving decisions that involve certain conflicts of interest referred to it by the General Partner in accordance with the relevant Client Agreements or as to which the General Partner may consult with the advisory committee on its own volition.

•	When the Firm deems it appropriate in its sole discretion, unaffiliated third-parties may be used to help resolve conflicts.

•	The Firm may determine that a third party unaffiliated with the Firm making an investment on the same or similar terms as a Client demonstrates the fairness of the transaction to such Client.

1.2.2.4	Allocating Investment Opportunities

The Firm and its related entities engage in a broad range of activities, including investment activities for their own account and for the account of various investment funds and the provision of investment advisory and other services to funds and operating companies. In connection with its investment activities, the Firm may encounter situations in which it must determine how to allocate investment opportunities among various funds and other persons, including the primary Clients the Firm manages, other Clients that have been formed to invest side-by-side with one or more of the Clients in particular transactions entered into by such Clients, and investors and other third parties acting as “co-sponsors” or co-investors with the Firm with respect to a particular transaction for strategic or other reasons.

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In allocating investment opportunities, the Firm may be faced with a variety of potential conflicts of interest. For example, in allocating an investment opportunity among Clients with different fee, expense and compensation structures, the Firm may have an incentive to allocate investment opportunities to the Clients or other vehicles from which the Firm or its related persons may derive, directly or indirectly, a higher fee, compensation or other benefit.

Subject to its fiduciary duties and applicable law, as well as any relevant restrictions or other limitations contained in the relevant Client Agreements, the Firm will determine how to allocate investment opportunities using its best judgment, considering such factors as it deems relevant.

The Firm will typically cause Clients to co-invest in transactions according to the Firm’s Allocation Policy attached hereto as Appendix C. The Clients may not invest alongside the BDC without exemptive relief from the SEC. The Firm has submitted to the SEC a request for exemptive relief permitting certain co-investments between the BDC and the Clients advised by the Firm.

1.2.2.5	Conflicts Under the SBIC Act

In general, subject to receiving prior written exemptions from the SBA, the Firm may not engage in a plethora of financing transaction which may constitute conflicts of interest. See Section 107.730 of the SBIC Act – Financings which constitute conflicts of interest, the terms of which are incorporated herein. Moreover, under the SBIC Act, without prior authorization or written consent by the SBA, the Firm may not engage in self-dealing that prejudices (i) a Small Business (as defined under the SBIC Act), (ii) an SBIC, (iii) the partners of an SBIC, or (iv) the SBA. The Firm is prohibited under the SBIC Act from, among other things:

•	Providing financing to any “Associate” of any SBIC of the Firm, with “Associate” being a very broadly defined term which includes the investment adviser to an SBIC, as well as Control Persons of the SBIC and certain Close and Secondary Relatives of certain Control Persons (as such terms are defined in the SBIC Act); or

•	Providing financings to an “Associate” of another SBIC if any Associate of any SBIC of the Firm has received or will receive any direct or indirect financings or commitment from that SBIC or another SBIC in connection therewith.

See Section 107.730 of the SBIC Act for other financings which may constitute conflicts of interest.

In general, financings with Associates require the SBA’s prior written approval.

1.2.3	Corporate Opportunities

Employees are prohibited from taking for themselves or for third parties opportunities that are discovered through the use of corporate property, information or position without the consent of the CCO and the CEO. No Employee may use company property, information or position for improper personal gain, and no employee may compete with the Firm directly or indirectly. Employees owe a duty to the Firm to advance its legitimate business interests whenever possible.

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1.2.4	Outside Business Activities

A conflict of interest may arise when outside business activities require the time and attention of an Employee that could be applied to the Firm and its business. Thus, an Employee may not engage in an outside business activity, other than the performance of services to the Firm, for material compensation of any kind, direct or indirect, unless (a) the CCO (in consultation with the CEO) expressly authorizes such activity after full disclosure of such proposed activity by the Employee or (b) solely in the case of interns, part-time employees and others who for similar reasons are expected to engage in outside business activities, such outside activity is fully disclosed and clearly known to the CCO prior to the Employee joining the Firm and the CCO is informed of any material additions or changes to such outside activity. The CCO and the CEO may subject any such outside business activity to such restrictions or limitations as they deem appropriate.

1.2.5	Confidentiality

Maintaining the confidentiality of Clients’ business information, confidential personal and business information that is provided to the Firm by other third parties with whom the Firm does business (including investors in the Clients), and the Firm’s own proprietary information is fundamental to the success of the Firm. It is the responsibility of every Employee to protect confidential information and to limit disclosure to those persons who have a business need to know that information.

Employees should consider all information they come in contact with in the course of their employment to be confidential unless the information is known to be public and the Employee knows that the source of the information does not expect it to be treated confidentially.

Examples of information that is confidential include:

•	all personal, financial, business or other information provided to the Firm by any investor or prospective investor in any Client;

•	information about Portfolio Companies not generally known to the public, and information about the Clients’ investments in Portfolio Companies;

•	due diligence information obtained by the Firm;

•	to the extent not already described above, information relating to other third parties with whom the Firm does business, such as financial counterparties, administrators, placement or referral agents, and information about the services provided, relationship with such parties, and their business, financial or other information;

•	all information contained in proprietary databases; and

•	the Firm’s own business, financial and technological information, and information about the Firm’s products or services, to the extent not clearly made public by authorized officers of the Firm.

Some practical steps Employees should consider in carrying out their confidentiality obligations include:

•	maintaining work spaces so that unauthorized persons are not likely to intentionally or unintentionally have access to confidential information;

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•	being aware of the potential for conversations to be overheard, whether in the office or in public places, and holding conversations with this in mind;

•	if an Employee is not certain whether a person requesting information is authorized to request it or have it provided to them, consulting with the CCO or another supervisory person;

•	where appropriate, marking information as “confidential” or “for internal use only” before providing it to another person; and

•	not reading, working on computers or discussing the Firm’s business in public places if it is possible that third parties could read the documents or overhear the conversation.

The obligation to preserve confidential information continues even after employment ends.

Section 1.5 of this Manual specifically addresses the confidentiality of “inside information” and should be read together with this Section 1.2.5.

1.2.6	Protection and Proper Use of Firm Assets

All Employees should endeavor to protect the Firm’s assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Firm’s profitability. Any suspected incident of fraud or theft should be immediately reported for investigation. The Firm’s equipment should not be used for non-Firm business, though incidental personal use is permitted.

The obligation of Employees to protect the Firm’s assets includes its proprietary information. Proprietary information includes intellectual property, business, marketing and service plans, investment proposals and strategies, databases, records, salary information and unpublished financial data and reports. Unauthorized use or distribution of this information would violate Firm policy. It could also be illegal and result in civil or criminal penalties.

1.2.7	Timely and Truthful Public Disclosure

In reports and documents filed with or submitted to the SEC and other regulators by the Firm, and in other public communications made by the Firm, the Employees involved in the preparation of such reports and documents (including those who are involved in the preparation of financial or other reports and the information included in such reports and documents) shall make disclosures that are full, fair, accurate, timely and understandable. Where applicable, Employees shall provide thorough and accurate financial and accounting data for inclusion in such disclosures. They shall not knowingly conceal or falsify information, misrepresent material facts or omit material facts necessary to avoid misleading the Firm’s independent public auditors, investors or the SBA. Employees must cooperate with the CCO when the CCO is compiling information for SEC filings, required internal recordkeeping and reports, internal investigations, and other compliance matters.

1.2.8	Accounting

All Employees (and not just the Firm’s accounting staff) are responsible for reporting complete and accurate information about the business, earnings and financial condition of the Firm and its Clients, as applicable. The financial statements of the Firm and each Client, as applicable, must fairly and completely reflect its operations and financial condition.

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Each Employee is responsible for ensuring that all transactions in which he or she is involved are reported completely, accurately and in sufficient detail. This information is of critical importance for preparing such financial statements and reports to its members and Client investors. Every Employee should always cooperate fully with the Firm’s finance team and its independent auditors.

Firm financial records must be prepared and maintained in accordance with all applicable laws and regulations. Each Employee involved in preparing financial statements will follow generally accepted accounting principles and other applicable accounting standards and rules, including those of the SBA, each as applicable.

The Firm’s records belong to the Firm. Employees may not remove any such records or copies thereof from Firm property unless they have a legitimate business reason for doing so. Any documents or records that are removed for a legitimate business purpose must be returned as soon as reasonably possible.

No Employee may engage in, allow, or conceal any irregularity in the Firm’s bookkeeping or accounting. Each Employee must promptly bring to the attention of the CCO and for the BDC, the BDC’s Audit Committee, any information he or she may have concerning (i) significant deficiencies in the design or operation or internal control over financial reporting that could adversely affect the Firm’s ability to record, process, summarize and report financial data, (ii) any fraud, whether or not material, that involves management or other Employees who have a significant role in the Firm’s financial reporting, disclosures or internal control over financial reporting, and (iii) any other actual or suspected irregularity or concealment thereof.

1.3	Compliance With Laws

Obeying the law is one of the foundations on which the Firm’s ethical standards are built. In conducting the business of the Firm, Employees must comply with applicable governmental laws, rules and regulations at all levels of government in the United States and in any non-U.S. jurisdiction in which the Firm does business.

Specifically, Employees may not take any of the following actions in connection with any securities transaction to be undertaken by the Firm for itself or on behalf of any Client or any other party, all of which are prohibited by law:

•	Employ any device, scheme or artifice to defraud the person or entity making the purchase or sale;

•	Make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statement, in light of the circumstances under which it was made, not misleading;

•	Engage in an act, practice, or course of conduct that operates or would operate as a fraud or deceit;

•	Engage in any manipulative practice with respect to any person or entity that is a party to the transaction or with respect to any security or other interest held or to be acquired by the Firm or a Client (including price manipulation); or

•	Consummate a purchase or sale of a security or other interest while in possession of material non-public information regarding such security or interest, or communicate such information to any person, in violation of any applicable securities law or other applicable laws and regulations.

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Although not all Employees are expected to know the details of all laws, it is important for each Employee to know enough about the applicable local, state and national laws implicated by their business activities to know when to seek advice from the CCO or other appropriate personnel, including the Firm’s legal counsel. The Manual does not attempt to identify or explain all laws to which the Firm and its operations are subject, but brief summaries of certain laws applicable to the Firm’s business are as follows:

1.3.1	Investment Advisers Act of 1940

The Investment Advisers Act requires the registration of and imposes various other substantive regulatory requirements on investment advisers, which are generally defined as persons in the business of providing advice to others with respect to investments in securities. Capitala is an investment adviser because it provides such advice to the Clients, which are its Clients under the Investment Advisers Act. Accordingly, Capitala has registered with the SEC as an investment adviser under the Investment Advisers Act. This Manual is designed to satisfy certain requirements under, and otherwise help ensure compliance with, the Investment Advisers Act and other federal securities laws.

1.3.2	Investment Company Act of 1940

The Investment Company Act requires the registration of and imposes various other substantive regulatory requirements on investment companies, which are generally defined as issuers primarily engaged in the business of investing in securities. The Firm, with the assistance of its legal counsel, ensures that all of the Private Funds managed by the Firm are exempt from registration under the Investment Company Act by ensuring that the Clients can avail themselves of certain exceptions from the definition of “investment company” set forth in Section 3(c) of the Investment Company Act. BDCs, for which the Firm serves as the investment adviser, are registered under the Investment Company Act.

1.3.3	Securities Act of 1933

The Securities Act requires that any offer or sale of securities using the means and instrumentalities of interstate commerce be registered with the SEC pursuant to the Securities Act, unless an exemption from registration exists. Its primary purpose is to ensure that buyers of securities receive complete and accurate information before they invest. The Firm, with the assistance of its legal counsel, ensures that all offerings of interests in Private Funds are exempt from registration under the Securities Act, typically pursuant to Regulation D thereunder.

1.3.4	Securities Exchange Act of 1934

The Exchange Act provides for, among other things, the registration and regulation of securities exchanges, the registration of securities listed on such exchanges, financial and other reporting requirements for companies whose securities are so registered, and the registration and regulation of national securities associations and of brokers and dealers in securities. The Private Funds do not have securities registered on any exchange. The BDCs managed by the Firm are expected to have securities traded on the NASDAQ Stock Market, the New York Stock Exchange or similar national securities exchange. The Firm conducts its business so as to avoid any requirement that it register as a broker or dealer.

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1.3.5	State Securities Laws

The various states where the Firm conducts business have laws concerning the offer and sale of securities that are applicable to the Firm’s business within the respective states. Federal securities laws preempt these state securities laws in many, but not all, respects.

1.3.6	Anti-Money Laundering Regulations

Congress has enacted a number of statutes to combat money laundering including the Bank Secrecy Act, which provides for the Department of Treasury to monitor domestic and international money flows; the Money Laundering Control Act; the Money Laundering Suppression Act; and the USA PATRIOT Act. Several agencies of the Department of Treasury assist in preventing and detecting money laundering, most notably the Financial Crimes Enforcement Network (“FinCEN”) and the Treasury’s Office of Foreign Assets Control (“OFAC”). A number of foreign countries also have money laundering laws and regulation. See Section 5 of this Manual for additional information.

1.4	Personal Trading

All Firm employees must be familiar with and abide by these personal trading policies and procedures. In addition, Rule 204A-1 under the Investment Advisers Act requires an investment adviser’s Access Persons (i) to submit reports of their personal securities transactions and holdings periodically to the investment advisor for review, and (ii) to obtain pre-approval from the adviser for certain types of securities transactions. Rule 17j-1 of the Investment Company Act imposes similar securities reporting requirements.

These personal trading policies and procedures shall apply to (and references to an “Employee” in these personal trading policies and procedures shall be deemed to include, as applicable) all Employees (whether or not they are Access Persons, as defined in the Investment Advisers Act), their spouses/partners (unless separated) and any other family members residing in the same household with them. The only exception to the foregoing is if the CCO affirmatively determines (and documents its determination) that an Employee is not an Access Person and does not need to be subjected to these personal trading policies and procedures, it being expected that the CCO would rarely, if ever, make such a determination.

1.4.1	Securities Holdings and Transaction Reports

Each Employee must provide to the CCO a current securities holdings report (“Holdings Report”) in the form attached hereto as Appendix D-1:

•	in the case of existing Employees, within ten days after the effectiveness of this Code of Ethics (unless previously provided with respect to the most recently ended calendar year);

•	in the case of new Employees, no later than ten days after initial employment with the Firm; and

•	in the case of all Employees, annually not later than 45 days after the end of the fiscal year.

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Each Holdings Report must set forth:

•	for each Reportable Security (as defined below) in which the Employee has any direct or indirect beneficial ownership, (i) the title and type of security, (ii) the exchange ticker symbol or CUSIP number (if applicable), and (iii) the number of shares and principal amount of such security;

•	for each account in which any securities (including securities that are not Reportable Securities) are held for the Employee’s direct or indirect benefit, the name of any broker, dealer or bank with which the employee maintains such account; and

•	the date the Employee submits the statement.

Information in a Holdings Report must be current as of a date no more than 45 days prior to the date the report is submitted. If the Employee (including the Employee’s family members, as applicable) has no holdings to report, then he/she must nevertheless submit a Holdings Report in the form attached hereto as Appendix D-1 indicating that they have no reportable holdings.

An Employee may satisfy the requirement that he or she provide certain of the information on a Holdings Report by providing one or more brokerage statements, provided that such brokerage statements set forth all the information that is required to be set forth in the Employee’s Holdings Report. Employees exercising this option must nevertheless submit a Holdings Report each year as provided above. See the form of Holdings Report attached hereto as Appendix D-1 for more detail.

Each Employee must provide to the CCO a quarterly transaction report (“Transaction Report”) in the form attached hereto as Appendix D-2 within thirty days after the end of each calendar quarter. Each Transaction Report must set forth the following information about each transaction during such calendar quarter involving any Reportable Security in which the Employee had, or as a result of the transaction acquired, any direct or indirect beneficial ownership:

•	the date of the transaction, the title and ticker symbol or CUSIP number, interest rate and maturity date, number of shares and the principal amount of each reportable security;

•	the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

•	the price of the security at which the transaction was effected;

•	the name of the broker, dealer or bank with or through which the transaction was effected; and

•	the date the Employee submits the report.

If the Employee (including the Employee’s family members, as applicable) has no transactions to report, then he/she must nevertheless submit a Transaction Report in the form attached hereto as Appendix D-2 indicating that they have no reportable transactions.

An Employee may satisfy the requirement that he or she provide certain of the information on a Transaction Report by providing one or more brokerage statements or by providing trade confirmations, provided that such brokerage statements or trade confirmations set forth all the information that is required to be set forth in the Employee’s Transaction Report. Employees exercising this option must nevertheless submit a Transaction Report each quarter as provided above. See the form of Transaction Report attached hereto as Appendix D-2 for more detail.

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The CCO shall review all Holdings and Transaction Reports to ensure compliance with these personal trading policies and procedures.

The Firm requests that all Employees have the brokers or other custodians of their securities accounts provide periodic statements and transaction confirmations directly to the CCO. Attached as Appendix D-3 is a form of letter to the Firm in which an Employee confirms that it has instructed the broker or other custodian of an account to do so. While not required, the Firm encourages Employees to provide such instructions to their brokers or other custodians and, after doing so with respect to an account, to provide the Firm a letter regarding such account in the form attached as Appendix D-3.

No less frequently than annually, Capitala must furnish to its Board, and the Board must consider, a written report that:

•	describes any issues arising under the Manual or procedures since the last report to the Board, including but not limited to, information about material violations of the Manual or procedures and sanctions imposed in response to the material violations; and

•	certifies that Capitala has adopted procedures reasonably necessary to prevent Employees from violating the Manual.

“Reportable Security” means any and all securities, except for the following exempted securities and transactions:

•	direct obligations of the government of the United States;

•	bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

•	shares issued by money market funds;

•	shares issued by open-end funds to which none of the Firm or any of its affiliates provide investment advice;

•	shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are funds to which the Firm or any of its affiliates provides investment advice; and

•	for purposes of Transaction Reports only, securities held in investment accounts over which an employee has no direct or indirect influence or control or pursuant to an automatic investment plan.

1.4.2	Pre-Approval of Certain Transactions

Rule 204A-1 under the Investment Advisers Act and Rule 17j-1 under the Investment Company Act requires that Access Persons of an investment adviser obtain pre-approval of the adviser before participating in an initial public offering or a limited securities offering. In furtherance of the foregoing, and in furtherance of the Firm’s policies regarding insider trading, it is the policy of the Firm that all Employees obtain the prior approval from the CCO before:

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•	purchasing or selling the securities of any company set forth on the Restricted List (as defined below);

•	acquiring any securities in an initial public offering; or

•	purchasing securities in a Limited Offering (as defined below, and generally including any private placement).

“Limited Offering” means any offering that is exempt from registration under Section 4(2) or 4(6) of the Securities Act or Regulation D thereunder and includes, but is not limited to, offerings of interests in hedge, venture capital and other types of funds, start-up and other privately held companies, and real estate investment partnerships.

Prior approval shall be sought by submitting to the CCO an approval request setting forth the details of the proposed transaction, in the form attached hereto as Appendix D-4 or in such other form as to which the CCO may prescribe or agree. Employees shall provide such additional detail as may be requested by the CCO or else not participate in the proposed transaction. Purchases will be approved by the CCO only when the CCO believes such purchases and sales are not in conflict with the holdings and best interests of the Firm or any Client of the Firm. In considering such pre-clearance, the CCO or his or her designee will consider whether the opportunity is being offered to the Employee by virtue of his or her position with the Firm. Employees who have acquired securities in a Limited Offering are required to disclose such investment to the Firm when they participate in any Client’s subsequent consideration of an investment in the issuer.

No Employee should purchase a security held or being considered for investment by a Client.

1.4.3	Prohibited Transactions

General Prohibition. No Access Person shall purchase or sell, directly or indirectly, any Covered Security in which he or she has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership and which such Access Person knows or should have known at the time of such purchase or sale is being considered for purchase or sale by the Company or its advisory clients, or is held in the portfolio of the Company unless such Access Person shall have obtained prior written approval for such purpose from the Designated Officer.

An Access Person who becomes aware that the Company is considering the purchase or sale of, or the recommendation to an advisory client of the purchase or sale of, any Covered Security by any person must immediately notify the Designated Officer of any interest that such Access Person may have in any outstanding Covered Securities of the issuer thereof. An Access Person shall similarly notify the Designated Officer of any other interest or connection that such Access Person might have in or with such issuer. Once an Access Person becomes aware that the Company is considering or recommending the purchase or sale of a Covered Security or that the Company or an advisory client holds a Covered Security in its portfolio, such Access Person may not engage, without prior approval of the Designated Officer, in any transaction in any Covered Securities of that issuer. The foregoing notifications or permission may be provided verbally, but should be confirmed in writing as soon and with as much detail as possible.

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Initial Public Offerings and Limited Offerings. Investment Personnel of the Company must obtain approval from the Company before directly or indirectly acquiring Beneficial Ownership in any securities in an Initial Public Offering or in a Limited Offering.

Blackout Periods. No Investment Personnel shall execute a securities transaction in any security that the Company or an advisory client owns or is considering or recommending for purchase or sale.

Company Acquisition of Shares in Companies that Investment Personnel Hold Through Limited Offerings. Investment Personnel who have been authorized to acquire securities in a Limited Offering must disclose that investment to the Designated Officer when they are involved in the Company’s subsequent consideration of an investment in the issuer, and the Company’s decision to purchase such securities must be independently reviewed by Investment Personnel with no personal interest in that issuer.

Gifts. Generally, no Access Person may accept, directly or indirectly, any gift, favor, or service of more than a de minimis value (e.g., $500) from any person with whom he or she transacts business on behalf of the Company or any advisory client. Please refer to our Code of Business Conduct and Ethics.

Service as Director. No Access Person shall serve on the board of directors of a portfolio company of the Company without prior written authorization of the Designated Officer based upon a determination that the board service would be consistent with the interests of the Company and its shareholders and any advisory clients.

1.4.4	Restricted List

The Firm will maintain a list (the “Restricted List”) identifying companies about which the Firm has material non-public information or as to which the Firm otherwise desires that employees (and in some cases, the Client) not engage in, or obtain prior approval for, securities transactions. Employees shall obtain prior approval as specified above, using the form attached hereto as Appendix D-4, prior to engaging in any transaction involving the securities of any company set forth on the Restricted List.

Maintenance of the Restricted List shall primarily be the responsibility of the CCO, but all employees share responsibility for ensuring that the Restricted List includes companies about which the Firm has material non-public information and companies falling within such other categories as the CCO may determine need to be set forth on the Restricted List. Such categories may include, for example, companies with which the Firm has entered into confidentiality agreements protecting the other companies’ confidential information, prospective portfolio companies under active consideration for investment by the Firm for a Client, and companies considering enter material transactions with Portfolio Companies. Employees who receive, intend to receive, or reasonably expect to receive material, non-public information about a company are required to promptly report this fact to the CCO so that the company can be added to the Restricted List unless they know such company already to be on the Restricted List.

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Companies included on the Restricted List must not be discussed with persons outside the Firm without the prior consent of the CCO. When a company is placed on the Restricted List, no employee may trade in the securities or other instruments of the company absent authorization from the CCO (which except in rare cases will be denied) until that company is removed from the Restricted List. In addition, no employee of the Firm may recommend trading in such company, or otherwise disclose material nonpublic information, to anyone. The Restricted List is a highly confidential list of companies that is maintained in the possession of the CCO, and its contents must not be communicated directly or indirectly to anyone outside the Firm.

The Restricted List will be periodically reviewed by the CCO, with such Employee assistance as the CCO deems necessary, to ensure the appropriateness of companies on the list and whether or not any companies need to be added or deleted.

1.5	Insider Trading

1.5.1	Legal Background

Employees of the Firm, in the conduct of their investment responsibilities, may occasionally obtain material non-public information about securities or financial instruments or the issuers thereof. Such information may not be acted upon by an employee for his or her benefit or for the benefit of the Firm or others. The Firm strictly prohibits an employee from buying, selling, recommending or otherwise transacting in or leading or causing others to transact in any security where such employee possesses or is deemed to possess material non-public information relevant to such security. Prohibited actions include, but are not limited to, actual trading, tipping, front running and scalping. The Firm’s Statement of Policy on Insider Trading is attached hereto as Appendix T.

1.5.2	Firm Procedures for Preventing the Misuse of Material, Nonpublic Information

The Firm’s policy requires stringent avoidance of the misuse of inside information. Accordingly, the following procedures, which are designed to prevent such misuse, are to be followed by all Employees:

•	Those in possession of material, nonpublic information must preserve the confidentiality of such information and abstain from trading until the inside information is disclosed and made public.

•	Given the potentially severe consequences to the Firm and its personnel of a wrong decision, any Employee who is uncertain as to whether any information he or she possesses is material “inside” information must contact the CCO for advice rather than relying on his or her own judgment or interpretation.

•	The CCO must make a determination that material “inside” information has become public, and only then will trading in the affected securities be authorized.

•	No Employee, while in possession of material inside information relevant to a security of a company, shall purchase or sell, or recommend or direct the purchase or sale of any securities issued by that company.

•	No Employee shall use material inside information to purchase or sell securities for his or her own account, or for any account in which he or she has a beneficial interest.

•	The CCO or his designee will periodically review Employee trades for evidence of insider trading and will investigate suspected inside trades.

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•	Inside information shall only be discussed within the Firm and then only on a need-to-know basis. No employee of the Firm shall disclose inside information concerning any company to any person outside the Firm, except in the ordinary course of his or her duties for the Firm or its affiliates or otherwise with the authorization of the CCO.

•	If an Employee obtains information that the Employee believes may be material, nonpublic information, the Employee must immediately notify the CCO of the information. If the CCO determines that the information constitutes material, nonpublic information that might expose the Firm or any of its affiliates to liability for “insider trading,” the company to which the information relates will be placed on the Restricted List.

If inside information is later disclosed to the general public, any employee in possession of inside information must allow sufficient time (as determined by the CCO) to elapse for the investing public to assimilate and evaluate the information before taking any action for his or her personal account on the basis of the disclosed facts. These prohibitions apply not only to the securities of the issuers to which the inside information is directly related but also to any other securities (for example, securities of companies in the same industry) that may reasonably be expected to be affected by the public disclosure of the inside information.

1.6	Gifts and Entertainment

The purpose of business entertainment and gifts in a commercial setting is to create goodwill and sound working relationships to better serve the Firm and its Clients and investors, not for personal gain or to gain an unfair business advantage. In providing or accepting gifts or entertainment, Employees of Capitala must abide by the following principles:

•	Employees should not provide or accept any gift or participate in any entertainment activity that would reflect poorly on the Firm.

•	Gifts and entertainment must comply with all applicable laws, including laws regarding interactions with representatives of governmental entities.

•	Gifts and entertainment should be reasonable and not overly frequent, lavish or extravagant in nature, as compared to similar activities within the industry.

•	Gifts and entertainment should be for a valid business purpose, provide an opportunity for a meaningful business conversation, or be considered usual or customary for the industry and circumstances at hand.

•	No gift or entertainment should ever be offered or accepted by an Employee or any family member of an Employee unless it is consistent with customary business practices and cannot be construed as a bribe or payoff.

The offer or acceptance of cash gifts by any Employee is prohibited. Employees should discuss with the CCO any gifts or proposed gifts that they think may be inappropriate.

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Gifts and entertainment provided by employees in connection with the business of the Firm with a value in excess of $500.00 must, if reasonably practical, be approved in advance by the CCO, and must in any event be reported in writing to the CCO after the fact. Gifts and entertainment accepted by employees in connection with the business of the Firm with a value in excess of $500.00 must be reported in writing to the CCO. Employees should use common sense in estimating the value of gifts and entertainment they receive and in determining whether and when gifts should be aggregated for purposes of the foregoing, erring on the side of aggregation. For example, the entire cost of attending a sporting event (tickets, parking, concessions, etc.) would typically be considered a single item. All gifts shall be reflected in a gift log, containing a basic description of the gift, a good faith estimate of the value of the gift and a description of its disposition (i.e. given, accepted, rejected, returned to sender, etc.). Attached as Appendix D-5 to this Manual is a form for requesting approval for, and for reporting, gifts and entertainment with a value in excess of $500.00.

1.7	General Provisions

1.7.1	Violations of this Code of Ethics

All Employees shall promptly report any known or suspected violations of this Code of Ethics, or any known or suspected illegal or unethical behavior, to the CCO. All reports will be treated confidentially to the extent permitted by law and investigated promptly. No retaliatory action of any kind will be permitted against anyone making such a report in good faith, and the CCO will strictly enforce this prohibition.

In the event of failure by any employee to comply with the provisions of this Code of Ethics or applicable Securities Laws, the Firm may impose disciplinary action as deemed appropriate by the CCO in consultation with the CEO. If the CCO determines that this Code of Ethics has been violated, including by failure to report a violation or the withholding of information related to a violation, the offending Employee may be disciplined for non-compliance with penalties up to and including removal from office or dismissal. Such penalties may include written notices to the individual involved and suspension with or without pay or benefits. Violations of this Code of Ethics may also constitute violations of law and may result in criminal penalties and civil liabilities for the offending Employee and the Firm. All Employees must cooperate in internal investigations of misconduct.

1.7.2	Educating Employees about the Code of Ethics

The CCO shall:

•	Provide each Employee a copy of this Code of Ethics, including any amendments hereto, and inform them of their duties and obligations thereunder.

•	Supervise, along with the CCO, the implementation of this Code of Ethics; and

•	Administer and maintain annual Code of Ethics acknowledgements as specified below.

1.7.3	Acknowledgement of Receipt of this Code of Ethics

Each employee of the Firm will be required, initially upon his or her employment or the applicability of this Manual and annually thereafter, and promptly upon any amendment to this Code of Ethics, to acknowledge receipt of this Code of Ethics and to certify that he or she has read and understands and agrees to comply, and has complied, with this Code of Ethics. Such acknowledgements may be contained within other acknowledgements pertaining to this Manual, it being intended that the Initial and Annual Forms of Certification of Receipt and Compliance attached hereto as Appendix L and covering other areas of the Manual of which this Code of Ethics is a part will serve this purpose. Such certifications shall be delivered to the CCO or his or her designee. If an Employee is unable to make any representation or other statement contained in any such certification, the Employee shall report to the CCO in writing the reasons why and the CCO will document such reasons and determine the appropriate course of action, which may include remedying the situation, agreeing to an alternate appropriate form of certification, or such other course of action as may be determined by the CCO.

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1.7.4	Recordkeeping

Rule 204-2(a)(12) and (13) of the Investment Advisers Act requires advisors to keep copies of certain records relating to its Code of Ethics. In accordance therewith, the CCO shall maintain or cause to be maintained in an easily accessible place, the following records:

•	A copy of all Codes of Ethics and relevant Firm policies and procedures in effect within the 5 years preceding the then-current date;

•	A record of any violation of the Code of Ethics and of any action taken as a result of such violation;

•	A list of all persons who are, or within the 5 years preceding the then-current date have been, required to make reports pursuant to this Code of Ethics, or who were responsible for reviewing these reports;

•	A copy of all written acknowledgements certifying receipt of this Code of Ethics for all employees who currently are, or within the 5 years preceding the then-current date were, employees;

•	A record of all personal trading by Employees of the Firm, consisting a copy of all Holdings and Transactions Reports submitted within the 5 years preceding the then-current date and any decisions approving the acquisition of securities in initial public offerings or Limited Offerings and any other securities transactions requiring approval hereunder; and

•	Record of approval in connection with any pre-clearance process under this Code of Ethics.

No less frequently than annually, the Corporation must furnish to the Board, and the Board must consider, a corporation written report that (a) describes any issues arising under the Code or procedures since the last report to the Board, including but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and (b) certifies that the Corporation has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

Disclaimer of Beneficial Ownership. Any report required under this Section 1.7 may contain a statement that the report shall not be construed as an admission by the person submitting such duplicate confirmation or account statement or making such report that he or she has any direct or indirect beneficial ownership in the Covered Security to which the report relates.

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The reports required to be submitted under this Section IV shall be delivered to the Designated Officer. The Designated Officer shall review such reports to determine whether any transactions recorded therein constitute a violation of the Code. Before making any determination that a violation has been committed by any Access Person, such Access Person shall be given an opportunity to supply additional explanatory material. The Designated Officer of the Corporation shall maintain copies of its Access Persons’ reports as required by Rule 17j-1(f) of the 1940 Act.

1.7.5	Obligation to Report a Violation

Every Access Person who becomes aware of a violation of this Code by any person must report it to the Designated Officer, who shall report it to appropriate management personnel. The management personnel will take such disciplinary action that they consider appropriate under the circumstances. In the case of officers or other employees of the Company, such action may include removal from office. If the management personnel consider disciplinary action against any person, they will cause notice thereof to be given to that person and provide to that person the opportunity to be heard. The Board will be notified, in a timely manner, of remedial action taken with respect to violations of the Code.

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APPENDIX D-1

Securities Holdings Report

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CAPITALA GROUP

SECURITIES HOLDINGS REPORT

Name: ________________________________	Date of Submission:

Title: ________________________________	Information must be current as of no more than 45 days prior to date of submission.

Reporting Period: ________________________

☐	Initial Holdings Report
☐	Annual Holdings Report (must be submitted by February 14)

(check one)

Accounts: List here all securities accounts maintained by you, your spouse/partner, and any other individuals residing in your household, regardless of what type of securities are held in the account. Attach additional pages if necessary.

Name of Broker, Dealer, Bank or other Custodian	Legal Owner	Your Relationship With Legal Owner	Account Number	Account Statements Provided to Capitala/Phoenix (Yes or No)

Reportable Securities: Provide the following information for all Reportable Securities* beneficially owned by you, your spouse/partner, and any other individuals residing in your household (including those in the accounts named above). Attach additional pages if necessary. With respect to any Reportable Security held in a brokerage or similar account, in lieu of listing that security below and providing the following information, you may attach as an exhibit to this report your current statement from the relevant brokerage firm or other account custodian, provided that it includes all of the information listed below and is current as of a date no more than 45 days prior to the date of this report.

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Name of Issuer and Type of Security (including Ticker Symbol or CUSIP Number, if applicable)	Legal Owner and Your Relationship With Legal Owner	Amount Invested (e.g., Principal Amount) and Number of Shares Owned (if applicable)	Interest Rate and Maturity Date (if applicable)	Current Value of the Investment	Name of Broker, Dealer, Bank or other Custodian (if applicable)

* “Reportable Security” means any and all securities, except for (i) direct obligations of the government of the United States; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; (iii) shares issued by money market funds; (iv) shares issued by open-end funds to which none of the Firm or any of its affiliates provide investment advice; (v) shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are funds to which the Firm or any of its affiliates provides investment advice; and (vi) securities held in investment accounts over which the holder has no direct or indirect influence or control or pursuant to an automatic investment plan. Reportable Securities include most non-publicly traded securities, including without limitation investments in hedge and other private investment funds, privately held businesses, and real estate and other investment partnerships. Direct interests in real estate (i.e., real estate as to which you hold the deed in your name) are not securities and do not need to be listed.

CERTIFICATION

I hereby certify that the foregoing report (including brokerage or similar statements provided therewith) discloses all accounts and securities holdings required to be set forth therein.

Name:

Position:

Date:	_________________, 201_

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APPENDIX D-2

Securities Transaction Report

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CAPITALA GROUP

SECURITIES TRANSACTION REPORT

Name: ________________________________	Date of Submission:

Title: ________________________________

Reporting Period: ________________________ (indicate calendar quarter)	Must be submitted within 30 days after the end of each calendar quarter.

Transactions involving Reportable Securities: Provide the following information for all transactions involving Reportable Securities* by you, your spouse/partner, and any other individuals residing in your household during the reporting period identified above. With respect to any transaction conducted through a brokerage or similar account, in lieu of listing that transaction below and providing the following information, you may attach as exhibits to this report the relevant trade confirmation and/or account statement, provided that it includes all of the information required below. Attach additional pages if necessary.

Purchases of Reportable Securities

Date of Transaction	Name of Issuer and Type of Security (including Ticker Symbol or CUSIP Number, if applicable)	Legal Owner and Your Relationship to Legal Owner	Amount Invested or Sold (e.g., Principal Amount) and Number of Shares Involved (if applicable)	Price at which Transaction was Effected	Interest Rate and Maturity Date (if applicable)	Name of Person with or through which Transaction was Effected

Sales of Reportable Securities

Date of Transaction	Name of Issuer and Type of Security (including Ticker Symbol or CUSIP Number, if applicable)	Legal Owner and Your Relationship to Legal Owner	Amount Invested or Sold (e.g., Principal Amount) and Number of Shares Involved (if applicable)	Price at which Transaction was Effected	Interest Rate and Maturity Date (if applicable)	Name of Person with or through which Transaction was Effected

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* “Reportable Security” means any and all securities, except for (i) direct obligations of the government of the United States; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; (iii) shares issued by money market funds; (iv) shares issued by open-end funds to which none of the Firm or any of its affiliates provide investment advice; (v) shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are funds to which the Firm or any of its affiliates provides investment advice; and (vi) securities held in investment accounts over which the holder has no direct or indirect influence or control or pursuant to an automatic investment plan. Reportable Securities include most non-publicly traded securities, including without limitation investments in hedge and other private investment funds, privately held businesses, and real estate and other investment partnerships. Direct interests in real estate (i.e., real estate as to which you hold the deed in your name) are not securities and do not need to be listed.

CERTIFICATION

I hereby certify that the foregoing report (including brokerage or similar statements or trade confirmations provided therewith) discloses all securities transactions required to be set forth therein.

Name:

Position:

Date:	_________________, 201_

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APPENDIX D-3

Form of Letter Regarding Brokerage Statements

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FORM OF LETTER REGARDING BROKERAGE STATEMENTS

____________________, 20__

Capitala Group

4201 Congress Street, Suite 360

Charlotte, NC 28209

Attention: Richard G. Wheelahan, Chief Compliance Officer

Re:	Personal Securities Account

Dear Richard:

This letter is to notify you that I, my spouse/partner, or a member of my family residing with me has a beneficial interest in a securities account as follows:

Name of owner of the account:

My relation to the owner (if not me):

Account Number:

Name of broker:

Address of broker:

Broker contact:	(name)
(telephone number)

I have notified the broker that I am employed by a firm required by the Investment Advisers Act to collect certain information from me about my personal securities holdings and transactions on a quarterly and annual basis, and I have requested that duplicate copies of all account statements and transaction confirmations for this account be mailed directly to your attention. I hereby consent to your contacting the broker as indicated above with any inquiries you may have about this account.

Sincerely,

Name:

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APPENDIX D-4

Securities Transaction Approval Request Form

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Securities Transaction Approval Request Form

____________________, 20__

Capitala Group

4201 Congress Street, Suite 360

Charlotte, NC 28209

Attention: Richard G. Wheelahan, Chief Compliance Officer

Re: Personal Securities Transaction Approval

Dear Richard:

This letter is to notify you that I, my spouse/partner, or a member of my family residing with me desires to participate in the following transaction involving securities for which prior approval is required pursuant to the Compliance and Supervisory Procedures Manual and Code of Ethics (the “Manual”) of Capitala Group (the “Group”).

Name of person to participate in the transaction:

My relation to such person (if not me):

Description of transaction (including name of issuer, type of transaction, and any other details that may be relevant to your consideration): ________________________________________________________________

Reason approval is required (check one):

Purchase or sale of securities of a company on the Group’s restricted securities list.

Acquisition of securities in an initial public offering.

Purchase of securities in a Limited Offering (as defined in the Manual).

Date on or about which transaction is expected to be consummated: _______________________

I hereby agree to provide you such information as you may request about the transaction described above and represent that any and all information I have provided you or may provide you about this transaction is or will be (and does not and will not omit any information necessary to make such information) truthful, accurate and not misleading.

Sincerely,

Name:

Approval granted

Approval denied

Richard G. Wheelahan, Chief Compliance Officer

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APPENDIX D-5

Gift/Entertainment Approval Request and Reporting Form

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Gift/entertainment approval request and reporting Form

____________________, 20__

Capitala Group

4201 Congress Street, Suite 360

Charlotte, NC 28209

Attention: Richard G. Wheelahan, Chief Compliance Officer

Re: Gift/Entertainment Approval Request or Report

Dear Richard:

This letter is to notify you (and, if applicable as indicated below, request your approval) of the gift(s) and/or entertainment described below and received or given by me, as required pursuant to the Compliance and Supervisory Procedures Manual and Code of Ethics (the “Manual”) of Capitala Group.

Reason this letter is submitted (check one):

1.	Request approval to provide gifts and/or entertainment with a value in excess of $500.00.

2.	Report after the fact (e.g., because prior approval was not reasonably practical) the provision of gifts and/or entertainment with a value in excess of $500.00.

3.	Report receipt of gifts and/or entertainment with a value in excess of $500.00.

Name and employer of recipient of gifts/entertainment (for items 1 and 2 above):

Name and employer of party providing gifts/entertainment (for item 3 above):

Description of gifts/entertainment: _________________________________________________________

Estimated value: $__________________

Date on or about which gifts/entertainment were or are expected to be provided:

________________, 20__

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I hereby agree to provide you such information as you may request about the gifts/entertainment described above and represent that any and all information I have provided you or may provide you about this transaction is or will be (and does not and will not omit any information necessary to make such information) truthful, accurate and not misleading.

Sincerely,

Name:

For requests for approval only:

Approval granted

Approval denied

Richard G. Wheelahan, Chief Compliance Officer

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